Exhibit 99.2

Golden Phoenix Announces Settlement of Litigation With Scorpio Gold And Waterton Global

LAS VEGAS, NV, July 11, 2012 – Golden Phoenix Minerals, Inc. (“Golden Phoenix”) (OTC Bulletin Board: GPXM) announced today that it, Waterton Global Value L.P. (“Waterton”) and Scorpio Gold Corporation (“Scorpio”) have entered into a settlement agreement (the “Settlement Agreement”) in respect of the litigation Golden Phoenix commenced against Scorpio and Waterton (the “Litigation”), which was initially announced in Golden Phoenix’s press release dated April 4th, 2012.

Under the terms of the Settlement Agreement, Golden Phoenix, Waterton and Scorpio have agreed to discontinue the Litigation and have fully released each other from any claims or possible claims relating to the Litigation. The Settlement Agreement was entered into on the same day that the District Court for the County of Washoe issued an order (the “Order”) dismissing all claims brought by Golden Phoenix against Waterton.  The Settlement Agreement does not constitute an admission of liability by any of the parties thereto, and Scorpio has not been required to make any payments in connection with the settlement of the Litigation.

Donald Gunn, Chairman of Golden Phoenix’s Interim Governing Board, stated “Golden Phoenix is pleased to have entered into a Settlement Agreement with respect to the Litigation and looks forward to proceeding with its business plan and refocusing its efforts on project advancement and enhancing shareholder value.  Golden Phoenix wishes each of Waterton and Scorpio the best in their respective future business ventures.”

Peter J Hawley, President and CEO of Scorpio, comments; “Now that the parties have agreed to settle the Litigation, Scorpio Gold looks forward to fully focusing its attentions on the further development of the Mineral Ridge project, and wishes Golden Phoenix, its former joint venture partner at Mineral Ridge, the best of luck with its future business endeavours.”

Cheryl Brandon, Portfolio Manager at Waterton, stated “Waterton has always believed that any claims asserted against it are, categorically, without merit and the District Court’s Order dismissing such claims is a clear affirmation of that belief.  Waterton is pleased to enter into the Settlement Agreement and would like to commend the Chairman of Golden Phoenix’s Interim Governing Board, Donald Gunn, and the Chairman of its Board, Robert Martin, for demonstrating the leadership necessary to move the company in a more positive direction.”

Golden Phoenix looks forward to announcing and advancing the next steps for the development of its diverse portfolio of mining projects.

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 15% interest in Golden Phoenix Panama, S.A., the joint venture entity that owns and operates the Concessions constituting the Santa Rosa gold mine. Golden Phoenix has an option to earn an 80% interest in four properties that are adjacent to the Mineral Ridge Gold Project in Nevada. These include the Vanderbilt Silver and Gold Project, Galena Flats, Coyote Fault Gold and Silver Project and the Coyote Fault Extension.

Forward-Looking Statements:  Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 589-7560
investor@goldenphoenix.us

Posted in 2012 Press Releases